Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:
Richard Powell, Senior Vice President
336-369-0900

Pressley A. Ridgill Named CEO of
FNB Financial Services Corporation

GREENSBORO, NC - (BUSINESS WIRE) - February 1, 2006 - The Board of Directors of FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB or Corporation”), parent of FNB Southeast (“Bank”), named Pressley A. Ridgill as Chief Executive Officer of the Corporation and Bank effective February 1, 2006. He succeeds Ernest J. Sewell, who recently retired from the banking, mortgage and investment services corporation. Ridgill will also remain President and a Director of FNB and the Bank.

In making the announcement, Barry Z. Dodson, CPA, Chairman of the Board, said: “With Pressley Ridgill, we are fortunate to have a respected, dynamic and knowledgeable leader to guide the corporation into our next phase of planned growth.”

Ridgill leads a team of more than 270 financial professionals in 17 North Carolina and Virginia banking offices. Founded in 1910, FNB is characterized by local affiliations and personalized service. FNB has one subsidiary, FNB Southeast; a North Carolina chartered commercial bank. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of the Bank. The Greensboro-headquartered regional banking organization has more than $1 billion of assets.

Ridgill joined FNB Southeast in the newly created position of Chief Operating Officer in November 2000 and was promoted to President of the Corporation and Bank in December 2005 and July 2004, respectively.

Prior to joining FNB, Ridgill was Senior Vice President and Chief Financial Officer for a $1.3 billion bank holding company in North Carolina. He was instrumental in creating a successful start-up bank in Charlotte, NC, where he was Executive Vice President. Earlier in his career, he was Senior Manager with KPMG Peat Marwick.

A Certified Public Accountant (CPA) and a Certified Financial Planner (CFP), he earned a Master of Accountancy degree and BS in Business Administration from the University of South Carolina. He has served on numerous professional and civic boards and committees throughout his career and was recognized in May 2005 as the 2004-2005 Outstanding Member in Business and Industry by the NC Association of CPAs.